Securities and Exchange Commission
                             Washington, D.C. 20549


                                   Form 8-K/A
                                 Current Report


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported): August 10, 1998, previously reported as

                                February 10, 1998


                           DCC Acquisition Corporation
             (Exact name or registrant as specified in its charter)


  FLORIDA                         2-90519                     59-2262718
(State or other jurisdiction    (Commission File No.)       (IRS Employer
of incorporation)                                           Indentification No.)


                       211 West Wall, Midland, Texas 79701
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (915) 682-1761

                          DataLink Capital Corporation
            (Former Name of Registrant, if changed since last report)

Due to scrivener's error, the event reported in the Current Report on Form 8-K to which this amendment relates was originally reported as having occurred on February 10, 1998. Such date is incorrect. The date of event should have been reported as August 10, 1998, and is so reported herein.

Item 5. Other Events.

On August 10, 1998, the Company canceled 500,000 shares of its common stock. All of such shares had been issued illegally by the Company's former management, inasmuch as no corporate authorization of the issuances existed and no consideration was received by the Company for such shares. Specifically, the cancellations were as follows:

1. 275,000 shares issued to a former Director and President of the Company. These shares were issued illegally as (1) there was no action by the Company's Board of Directors authorizing the issuance of any of such shares, (2) at the time of such issuance, the corporate charter of the Company had been revoked by the Secretary of State of Florida for failure to make required filings and to pay associated fees and (3) the transfer agent issued such shares on oral instructions of a person not possessed of Company authority.

2. 25,000 shares issued to a former Director and Corporate Secretary. These shares were issued illegally as (1) there was no action by the Company's Board of Directors authorizing the issuance of any of such shares, (2) at the time of such issuance, the corporate charter of the Company had been revoked by the Secretary of State of Florida for failure to make required filings and to pay associated fees and (3) the transfer agent issued such shares on oral instructions of a person not possessed of Company authority.

3. 200,000 shares issued to individuals in anticipation of fees due for investment banking activities. These shares were issued illegally as (1) there was no action by the Company's Board of Directors authorizing the issuance of any of such shares, (2) at the time of such issuance, the corporate charter of the Company had been revoked by the Secretary of State of Florida for failure to make required filings and to pay associated fees and (3) the transfer agent issued such shares on oral instructions of a person not possessed of Company authority. As a result of the cancellation of the 500,000 shares of Company common stock, the Company currently has 1,456,097 shares outstanding.

Management of the Company owns 731,860 shares, or 50.26% of the outstanding shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 5, 1999

DCC ACQUISITION CORPORATION
(formerly DataLink Capital Corproation)

By: /s/ Glenn A. Little
        ----------------------------
        Glenn A. Little as President